Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Form S-4, as amended, of Old Second Bancorp, Inc. of our report dated March 8, 2021, except for Note 17, as to which the date is September 20, 2021, on the consolidated financial statements of West Suburban Bancorp, Inc. as of and for the years ended December 31, 2020 and 2019, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Oak Brook, Illinois

October 19, 2021